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                                                                 Exhibit (d)(14)

                            FEE REDUCTION COMMITMENT


This FEE REDUCTION COMMITMENT is made as of April 1, 2002 by Northern Trust Investments, Inc. ("NTI").

               WHEREAS, Northern Institutional Funds (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

               WHEREAS, NTI (the "Adviser") serves as the investment adviser to the Core Bond Portfolio of the Trust (the "Portfolio"), pursuant to an Investment Advisory Agreement dated March 1, 2001, (the "Investment Advisory Agreement"); and

               WHEREAS, the Adviser desires to reduce permanently its contractual fee rate under the Investment Advisory Agreement for the Portfolio; and

               WHEREAS, the Adviser represents that the quality and quantity of its services under the Investment Advisory Agreement will not be affected by this commitment and that its obligations under the Investment Advisory Agreement will remain unchanged in all respects.

               NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Adviser, intending to be legally bound, agrees as follows:

         1. Effective the date hereof, the Adviser reduces permanently its contractual fee rate under the Investment Advisory Agreement for the Portfolio as follows:

               For the services provided and the expenses assumed by the Adviser pursuant to the Investment Advisory Agreement, the Trust will pay to NTI as full compensation therefor a fee at the following annual rate of the Portfolio's average net assets, which fee will be computed based on the net assets of the Portfolio on each day and will be paid to NTI monthly:

                          Portfolio                 Annual Fee Rate
                          ---------                 ---------------

                      Core Bond Portfolio...................40%

         2. Any future amendment to increase or otherwise reinstate the contractual fee rate under the Investment Advisory Agreement for the Portfolio as in effect prior to the date hereof must be approved by the shareholders of the Portfolio as and to the extent required by the 1940 Act.

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         3.           This Fee Reduction Commitment shall be attached to and
made a part of the Investment Advisory Agreement.

         4. The Investment Advisory Agreement shall continue in full force and effect as modified hereby.


               IN WITNESS WHEREOF, NTI has caused this instrument to be executed by its officer designated below as of the day and year first above written.


Attest: /s/ Diane Anderson             NORTHERN TRUST INVESTMENTS, INC.
        ------------------
                                       By /s/ William H. Belden III
                                          -------------------------
                                            (Authorized Officer)


ACCEPTED AND AGREED:

NORTHERN INSTITUTIONAL FUNDS


By: /s/ Lloyd A. Wennlund
    ---------------------
Title:  President
        -----------------
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